Exhibit 99.1
MITCHELL J. BLUTT, M.D. APPOINTED TO QUESTCOR BOARD OF DIRECTORS
Union City, CA — July 6, 2010 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) announced today that Mitchell J. Blutt, M.D. has been appointed to its Board of Directors. Dr. Blutt, 53, is the Founder and Chief Executive Officer of Consonance Capital, a New York City-based investment firm that is a shareholder of Questcor. Dr. Blutt is also board-certified in Internal Medicine and a Clinical Assistant Professor of Medicine at Weill Cornell Medical College.
Prior to founding Consonance Capital in 2004, Dr. Blutt was Executive Partner at JP Morgan Partners, a multi-billion-dollar global investment fund, and was responsible for locating, structuring, negotiating and financing acquisitions, private equity and venture capital transactions, primarily in the healthcare industry.
Dr. Blutt earned his Bachelor of Arts and Doctor of Medicine degrees from the University of Pennsylvania and his Masters of Business Administration from The Wharton School at the University of Pennsylvania. Dr. Blutt completed his residency in Internal Medicine at The New York Hospital/Cornell Medical Center.
Dr. Blutt has served on the boards of over thirty healthcare companies, including Cardinal Health, Fisher Scientific, and Somerset Pharmaceuticals.
“Mitchell’s extensive experience as an investor and board member of healthcare companies, including pharmaceutical companies, as well as his medical background, will bring important insights to Questcor’s Board of Directors,” said Virgil D. Thompson, Chairman of Questcor’s Board of Directors. “His background and knowledge will be invaluable as we continue our focus on the principal markets for H.P. Acthar® Gel, and explore additional indications for Acthar, including the nephrotic syndrome market. We look forward to Mitchell’s contributions.”
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets H.P. Acthar® Gel (repository corticotropin injection). H.P. Acthar Gel (“Acthar”) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that is due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. The Company also markets Doral® (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “if,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:
•	Questcor’s ability to continue to successfully implement its Acthar-centric business strategy, including its expansion in the MS marketplace and other therapeutic areas;

•	FDA approval of and the market introduction of competitive products and our inability to market Acthar in IS prior to approval of IS as a labeled indication;

•	Questcor’s ability to operate within an industry that is highly regulated at both the Federal and state level;

•	Regulatory changes or other policy actions by governmental authorities and other third parties as recently adopted U.S. healthcare reform legislation is implemented;

•	Questcor’s ability to accurately forecast the demand for its products;

•	Questcor’s ability to receive high reimbursement levels from third party payers;

•	Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients;

•	That the actual amount of rebates and chargebacks related to the use of Acthar by government entities, including the Department of Defense Tricare network, and Medicaid-eligible patients may differ materially from Questcor’s estimates;

•	Questcor’s expenses and other capital needs for upcoming periods;

•	The inventories carried by Questcor’s distributors, specialty pharmacies and hospitals;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand;

•	The complex nature of Questcor’s manufacturing process and the potential for supply disruptions or other business disruptions;

•	Questcor’s ability to attract and retain key management personnel;

•	Research and development risks, including risks associated with Questcor’s sNDA for IS and its preliminary work in the area of nephrotic syndrome;

•	Uncertainties regarding Questcor’s intellectual property;

•	The uncertainty of receiving required regulatory approvals in a timely way, or at all;

•	The impact to Questcor’s business caused by economic conditions;

•	Questcor’s limited pipeline for new products and its ability to identify product acquisition candidates and consummate transactions on terms acceptable to the Company; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2009 and other documents filed with the Securities and Exchange Commission.
The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
For more information, please visit www.questcor.com or www.acthar.com.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
Don Bailey
510-400-0776
dbailey@Questcor.com

EVC Group
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